Exhibit (c)(iv)

PROJECT ASTERIX Discussion Materials July 2022

Turquoise Hill Trading Since Rio Tinto Offer Day of Rio Tinto Offer (1) TRQ Volume TRQ Share Price Rio Tinto Offer HUSP $40 14.0 $35 12.0 $34.00 $33.59 10.0 Announced $30 Premium: 32% G $ ) lo b (C 8.0 al Current Premium Vo Price $25 to HUSP: 98% e lum e Shar 6.0 (m m) Key Trading Statistics Since Offer $20 Percent of Float Traded (%) 130% VWAP (C$) $35.40 4.0 (2) Trading Volume Increase (%) 32% $17.21 $15 2.0 $10 --11-Mar 25-Mar 08-Apr 25-Apr 09-May 23-May 06-Jun 20-Jun 04-Jul Source: FactSet 1 Note: Shown in C$. 1. Based on median peer performance; peers include Capstone, Ero, Filo, First Quantum, Hudbay, Ivanhoe, Los Andes, Lundin Mining, NGEx, Solaris, SolGold, and Western Copper. 2. Relative to year before offer. PROJECT ASTERIX

Relative Share Price Performance Since Rio Tinto Offer Producers Developers Producer / Developer Implied TRQ Share Price (C$/sh.) Filo 6% $27.12 SolGold (7%) $23.93 Los Andes (16%) $21.51 NGEx (26%) $18.88 Ivanhoe (29%) $18.14 Western Copper (31%) $17.72 Median (33%) $17.21 First Quantum (35%) $16.70 Lundin Mining (36%) $16.44 Ero (40%) $15.52 Solaris (47%) $13.63 Hudbay (55%) $11.58 Capstone (59%) $10.47 Source: FactSet 2 PROJECT ASTERIX

Illustrative Valuation Re-Rating C$ per share Illustrative Value In-Production Illustrative Value Today (2022) (+2.5 years) $70.00 67% – 250% upside to holding stock $66.54 $55.00 (1) TD BMO $50.00 $45.00 $40.86 Rio Tinto Offer: C$34.00 $30.00 $20.00 Illustrative Standalone Illustrative Standalone Illustrative “Change of Control” Value Trading Range Trading Range 1. Based on TD’s draft materials presented to the Special Committee on 6-Jul-22. 3 PROJECT ASTERIX

Bid Continuum Illustrative Standalone Range Illustrative Change of Control Range Offer Price (C$/sh) Transaction Metrics Turquoise Hill C$20.00 C$25.00 C$30.00 C$34.00 C$35.00 C$40.00 C$45.00 C$50.00 C$55.00 Benchmark Implied Offer Metrics Implied Premium / (Discount) —Spot (%) C$33.59 (40.5%) (25.6%) (10.7%) 1.2% 4.2% 19.1% 34.0% 48.9% 63.7% —Unaffected Price (%) C$25.68 (22.1%) (2.6%) 16.8% 32.4% 36.3% 55.8% 75.2% 94.7% 114.2% —To HUSP (%) C$17.21 16.2% 45.3% 74.3% 97.6% 103.4% 132.4% 161.5% 190.5% 219.6% Implied Bid Bump by Rio Tinto (%) C$34.00 (41.2%) (26.5%) (11.8%) — 2.9% 17.6% 32.4% 47.1% 61.8% Implied Equity Value (49%) (US$ mm) $2,570 $1,530 $1,913 $2,295 $2,601 $2,678 $3,061 $3,443 $3,826 $4,208 Implied Enterprise Value (49%) (US$ mm) $3,458 $1,883 $2,462 $3,042 $3,506 $3,622 $4,201 $4,781 $5,361 $5,940 Implied Purchase Multiples P/NAV (Model) (ratio) 0.57x 0.34x 0.42x 0.51x 0.57x 0.59x 0.67x 0.76x 0.84x 0.93x EV/Resources (1) (US$/lb CuEq.) $0.06 $0.03 $0.04 $0.05 $0.06 $0.06 $0.07 $0.08 $0.09 $0.10 Rio Tinto Metrics (2) Pro Forma Net Leverage (Net Debt/2022E EBITDA) (ratio) 0.66x 0.68x 0.69x 0.70x 0.70x 0.71x 0.72x 0.74x 0.75x NAVPS (Model)—Acc / (Dil) (%) $45.82 2.4% 2.1% 1.8% 1.6% 1.5% 1.2% 0.9% 0.6% 0.3% (3) 2025E CFPS (Model)—Acc / (Dil) (%) $9.44 5.0% 4.9% 4.8% 4.7% 4.7% 4.6% 4.5% 4.4% 4.3% (4) RT Broker Methodology—Premium Over Offer (%) C$55.17 175.9% 120.7% 83.9% 62.3% 57.6% 37.9% 22.6% 10.3% 0.3% (5) Return on Investment (%) 24.7% 21.1% 18.4% 16.6% 16.2% 14.5% 13.1% 11.8% 10.8% Payback Years (years) 5.2 5.7 6.3 6.7 6.8 7.2 7.6 8.0 8.5 Implied IRR To Future Standalone Range —C$50.00 (%) C$50.00 44.1% 31.9% 22.6% 16.6% 15.3% 9.3% 4.3% — (3.7%) —C$55.00 (%) C$55.00 49.7% 37.0% 27.4% 21.2% 19.8% 13.5% 8.3% 3.9% — —C$60.00 (%) C$60.00 55.0% 41.8% 31.9% 25.4% 24.0% 17.6% 12.2% 7.5% 3.5% —C$65.00 (%) C$65.00 60.0% 46.4% 36.1% 29.5% 28.0% 21.4% 15.8% 11.0% 6.9% —C$70.00 (%) C$70.00 64.8% 50.8% 40.2% 33.4% 31.9% 25.0% 19.3% 14.4% 10.1% (6) Implied LT Copper Price (8% Discount Rate) (US$/lb) $1.42 $1.58 $1.75 $1.90 $1.94 $2.14 $2.56 $2.76 $2.76 (6) Implied LT Copper Price (WACC Mid-Point of 17.7%) (US$/lb) $2.05 $2.67 $3.28 $3.78 $3.91 $4.55 $5.18 $5.81 $6.45 Source: BMO Equity Research model, company filings, FactSet, Turquoise Hill Internal Model at 4. Mid-point of Rio Tinto’s ability to pay based on broker methodologies. 4 street consensus pricing, street research 5. Rio Tinto has publicly stated a 15% IRR hurdle rate requirement. 1. Shown on a consolidated basis. 6. Assuming 1.0x P/NAV. 2. Transaction costs of US$87.5 mm and 50% of US$25 mm p.a. of synergies included. PROJECT ASTERIX 3. Rio Tinto’s 2025 CFPS based on 2025 cash flow from operations divided by Rio Tinto’s current fully diluted in-the-money shares.

BMO Capital Markets
Response Alternatives
RT agrees to a material bump
Still an accretive transaction for RT
Possibility of achieving lock-up agreements with key shareholders
Would be within TD range
Non-cash contingent consideration may be required to bridge gap
RT ceases negotiations
1) RT launches hostile bid
Good chance of success given tender rates better than voting rates in public situations
Might be launched at a discount to original C$34 offer given market sell-off
2) RT pulls transaction
TRQ will experience strong near-term selling pressure given arb interest in story
6-month timeline to raise US$650 mm of equity (~15% of shares outstanding)
PROJECT ASTERIX 5

BMO Capital Markets
Proposed Script + Potential Q&A
Proposed Script
You have put us in a very difficult spot
Picked the worst time to make a proposal – we had the window to raise the required equity, which has now become much more challenging
The company was not, and is not, actively for sale
The Special Committee, along with our major shareholders, remain focused on the long-term value of TRQ
Not focused on the short-term market dislocation that has played out recently
The Special Committee has received input from a number of parties (financial advisor, formal valuator, major shareholders) and considered a range of methodologies to develop our view of value
Based on this analysis, the Special Committee would be comfortable supporting a transaction at [X]
Though it’s important that you know our major shareholders materially higher than that
[In the event that RT comments that [X] is significantly above what it would be prepared to pay]: We are open to considering a structure or a security that provides some ongoing exposure to the asset
Potential Q&A
We have seen your major shareholders selling in the mid-$30s; how do we reconcile that dynamic with your comments?
A number of our major shareholders actively trade in and out of positions, including positions in TRQ
They all remain significant, long-term focused shareholders
When can we see the formal valuation?
If you are prepared to sign a CA, we are happy to share once it has been finalized [would like to use this response to learn info]
Are you prepared to have us walk away and have to pursue standalone plan?
Our major shareholders have indicated they would be supportive of helping to finance a standalone plan
PROJECT ASTERIX
6

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